Exhibit 99.1

NEUROTROPE BIOSCIENCE INC.

Moderator: Robert Weinstein

August 26, 2014

3:30 pm CT

Operator: Please stand by as we are about to go live.

Good day ladies and gentlemen. Welcome to the Neurotrope Company Update Conference Call. At this time all participants are in a listen-only mode. We will facilitate a question-and-answer session following today’s presentation. Please note that today’s call is being recorded.

I would now like to turn the call over to Robert Weinstein, Neurotrope’s Executive Vice President and Chief Financial Officer.

Robert Weinstein: Good afternoon everyone. Thank you for participating in today’s call. Joining me on this call are Paul Freiman and Charles Ramat, Neurotrope’s Chairman and Mid-Term Chief Executive Officers.

Before we begin I caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Neurotrope.

I encourage you to review the company’s filings with the Securities and Exchange Commission including without limitation the company’s forms 10-K and10-Q’s which identify specific risk factors that may cause actual results or events to materially differ from those described in the forward-looking statements.

The content of this conference call contains time-sensitive information that is accurate only as of today’s date, August 26, 2014. The company undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that I am pleased to introduce Paul Freiman and Charles Ramat. By way of background Paul has served on the boards and/or as CEO of several bio-tech companies including Syntex which was sold to the Roche Group for more than $5 billion as well as Neurobiological Technologies which was focused on the development of neuroscience drugs.

In addition Paul served as Chairman of the Board for the Pharmaceutical Research and Manufacturers Association of America also known as PhRMA.

Charles Ramat has extensive operational business general business management experience in several industries including biotechnology. Most importantly he has successfully run several multi-million dollar publically traded and private companies.

I’ll now turn the call over to Paul Freiman.

Paul Freiman: Well good afternoon everyone. Charles and I wish to provide an update on the company’s operations and review the progress we’ve made during the last several months; which we feel is highly germane to our company’s success.

So the past few months have been a time of significant change for Neurotrope. In June Charles and I assumed the role of Co-Chairman, replacing our founding Chairman John Abeles who we all thank for his vision in forming a company with the unique technology for treating and diagnosing Alzheimer’s disease.

In addition on July 16 Charles and I were appointed Co-CEO’s on an interim basis. We have undertaken a search for a permanent CEO with the help of one of the world’s largest recruiting firms. We are actively interviewing potential candidates. During this time of transition Charles and I are using our expertise to build on Neurotrope’s progress in the pre-clinical area and focusing on the clinical and commercial development.

So while we talk about change Neurotrope’s most important and promising element has remained unchanged. That is the unique science behind our lead product candidate bryostatin for the treatment of Alzheimer’s and related diseases. This science addresses the activation of a brain enzyme called PKCepsilon also known to his friends as PKCe.

Both cell culture and animal trials have demonstrated that PKCe may process the formation of synapses or connections in the brain. This activity appears to improve communication between brain cells which results in memory enhancement. We’ve licensed this technology from the Blanchette Rockefeller Neurological Institute where it was developed by Dr. Dan Alkon and his team.

It’s really important to note that in addition to his duties at the Blanchette Rockefeller Institute, Dr. Alkon serves at Neurotrope’s Chief Scientific Officer.

So let me move into the development of bryostatin to treat Alzheimer’s disease. I think all of you know that perhaps the fastest growing problem of the global population is cognitive impairment. As we live longer it appears that the quality of life has not caught up with our longevity.

With regard to Alzheimer’s disease, a condition by the way that affects over five million Americans, the pharmaceutical industry has been totally unsuccessful in finding a real treatment after conducting more than 100 clinical trials to test potential new drugs. I mean frankly speaking it is the black hole of drug development in the pharmaceutical industry.

So why do we think we’re different? Neurotrope’s approach to treating Alzheimer’s is different from the approach we’ve observed from both mighty, the big companies, and small pharmaceutical companies. Following the death of Alzheimer’s patients brain autopsies are frequently performed. And almost invariably deposits of a fatty substance called amyloid plaque are prevalent.

Additionally many of the deceased patients had tangles and knots of nerve fibers which normally run in straight lines; this nerve tanglement is called tau tangles. Virtually all clinical studies that have attacked both these tau tangles and the plaque have failed.

Scientific publications indicate that plaque and tangles probably result from the disease, they’re not the cause. We’re learning that the disease starts years before plaque and tangles appear with a decrease in brain synapses. It’s an upstream process that occurs well before the downstream symptoms of the tangles and the plaque appear.

It appears that the normal brain has over 100 trillion such synapses or connection points where brain cells can communicate with each other. And if healthy, memory and cognition are normal. When the synapses begin to decline cognition and memory start to deteriorate. Now work performed by Dr. Alkon shows that our lead drug candidate, bryostatin 1, at low doses is an activator of the brain enzyme PKCe which I mentioned earlier; which helps stimulate the growth of new synapses and the restoration of damaged ones.

Bryostatin 1 was studied extensively by the National Cancer Institute to treat cancers. But the studies unfortunately were unsuccessful. However a substantial body of safety evidence was gathered and demonstrates a lack of significant side-effects in cancer patients who were treated with the drug. As a result the FDA allowed the Blanchette Rockefeller Institute, with our support, to use the drug in three compassionate-use patients; all of whom were diagnosed with advanced Alzheimer’s disease.

These individual studies are not control-trials and provide only anecdotal information. Although we are prohibited from speaking about these uncontrolled results we can say we will likely enroll several more compassionate-use patients.

Most importantly in July we initiated a single-dose Phase 2A formal clinical trial with up to 15 patients. With patients on bryostatin 1 are randomized into two arms. Some receive the active drug and the others receive placebo. After dialogue with the FDA we plan to study up to 30 patients more subject to FDA review of an amended protocol. Some of whom will be placed on a multiple dose regimen.

So now we’re talking about a single dose regimen plus the potential of a multiple dose regimen. We expect to report the findings of the single dose regimen during the first quarter of 2015. While the multiple dose results depending on when this part of the study begins and that’s really controlled by the FDA, may be available next summer.

If the results are positive we will be able again subject to FDA review to start a larger Phase 2B trial with over 100 patients. Results from this study should be designated as a proof of concept trial and could very well lead to partnering strategic alternatives for the company.

Next I’d like to touch on the diagnostic test which Dr. Alkon and his group are also developing. I’ll be brief on that so we can turn this more to your questions and answers.

The diagnostic development program is based on the same scientific rational as the therapeutic. PKCe can be found in fibroblasts in the skin. And research by Dr. Alkon has shown correlated levels of the enzyme in the skin with the degree and length of Alzheimer’s disease found in autopsied brains.

We’re very interested in this program and continue to conduct market research to evaluate position acceptability and commercial sales potential along with the cost and timelines with the development of this product candidate.

So I would now like to turn the call over to Charles Ramat who will touch on some other subjects.

Charles Ramat: Good afternoon. Thank you Paul. I’d like to speak a bit about our interest in the orphan drugs and how it relates to our current plans.

Diseases with less than 200,000 patients annually are known as orphan diseases. The FDA has established the program to incentivize research on these rarer, typically unmet medical diseases by offering quicker approval pathways, exclusivity to (reards) and other benefits. We are finding that Dr. Alkon’s research in synaptic restoration is applicable in several orphan diseases.

Consequently we have agreed to refund research at the Blanchette Rockefeller Institute dealing with Fragile X Syndrome. This syndrome is thought to be an important factor in genetic mental retardation as well as play a role in autism. In addition as previously disclosed we also signed an agreement with Mount Sinai Hospital in New York City to examine bryostatin in the treatment of another orphan disease, Niemann-Pick disease; an infantile form of an Alzheimer-like disease.

Children afflicted at an early age have limited and difficult lifespans; with no effective treatment available. While rare in numbers the government has allowed rapid approval processes for orphan drugs. And companies are able to charge premium prices because of the lack of other available treatments.

In a sense we have added another leg to our stool of various businesses.

I’d like to speak a moment about non-clinical work. As I think most of you realize regulatory agencies require pre-clinical trials to deal with the long-term use of any drug, including testing for genotoxicity. We adhere to all Federal standards and will be conducting this work in parallel with our existing clinical trial.

Finally I’d like to discuss how we manage the supply of our drug candidate bryostatin. Bryostatin is extracted from a marine microorganism called Bugula neritina. We have been fortunate that the largest supply exists at the National Cancer Institute with whom the Blanchette Rockefeller Institute works closely. And we currently have enough material to carry on all of our clinical trials.

For our own protection, however, if bryostatin becomes a commercial success we need to ensure that we have adequate supply to be able to supply the expected demand. As such we have embarked on a program of locating synthetic products which act similarly to bryostatin; which is a natural product.

The Blanchette Rockefeller Institute has synthesized a class of compounds called PUFA derivatives; which seem to activate PKCepsilon which we have the right to use. In addition, we have also signed a license agreement with Stanford University to develop bryologs - another synthetic approach.

In the coming months we will be working on development of synthetic bryostatin to protect our investment in the clinical development of the drug.

I would now like turn over the call to Robert Weinstein to review some highlights of our financials as disclosed in our latest form 10-Q.

Robert Weinstein: Thanks Charles.

For the second quarter ended June 30, 2014 the company reported that it had approximately $12 million in cash. During that same quarter the company used approximately $1.8 million in cash for operations. Of the $1.8 million used, approximately $1 million was spent on product development plus initiating the company’s Phase 2A clinical trial.

With this funding the company also purchased an inventory, enough drug products for the company’s current and anticipated clinical trials relating to its Alzheimer’s disease therapeutic product.

The cash was also used to fund continuing development of its diagnostic product as Paul had mentioned earlier. In addition the company funded its payments for both - for license agreement with the Icahn School of Medicine at Mount Sinai relating to its Niemann-Pick Type C orphan drug candidate. And with Stanford University for its research into the alternative sources of bryostatin-related drug supply as Charles had mentioned earlier.

Given the current and anticipated future company (burn) rate, product development and overhead the company estimates that it had sufficient cash to fund the company for a period exceeding the next 12 months.

With that I would like to open the call to questions.

Operator?

Operator: Thank you so much. And ladies and gentlemen over the phone lines if you would like to ask a question, please signal by pressing Star “1” on your telephone keypad.

If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

Again that’s Star “1” on your keypad. We’ll pause for just a moment to assemble a queue.

And again as a reminder it is Star “1” on your keypad. We’ll pause for just another moment.

Our first question comes from Don Scifres with STL Capital.

Don Scifres: Hi Charles, Paul, Robert.

Group: Hello Don.

Don Scifres: I was curious. You mentioned the two orphan drug indications and I wondered how far - what stage are you at on those? What kind of funding level will be required and when would those start?

Paul Freiman: Let me take a crack at it. This is Paul, (Don). First of all the Fragile X work that has taken place at BRNI has been done in both cell cultures and in animals. And there’s some more animal work that needs to be done before we go to the FDA requesting the ability to use it in actual patients.

And the funding at this point is under $100,000 for a course of let’s say the next 9 to 12 months. But that could expand if the FDA gives us rapid approval to move into humans. And then we’d have a totally different ballgame.

As far as the Fragile X is concerned excuse me the Niemann-Pick is concerned we have received information concerning the use of bryostatin on Niemann-Pick in cell cultures only. That means cells that are grown specifically for patients that Niemann-Pick. They’re now going - they’re now breeding transgenic mice. And these transgenic mice will have the characteristics of Niemann-Pick.

We’ve already stated that again the expenses are under $100,000 for going ahead with this. And I’d say in the next few months, next 2 - 3 months we ought to be starting the injections or the infusions of active product on the mice.

In about six months the company will be developing a plan to move ahead in the orphan drug field. Right now we’re really into the deep scientific experimentation. But these things tend to move quickly as you know (Don) because of the need and the fact that there’s not agents available to treat these deadly diseases.

Don Scifres: Okay, thank you. And will you have enough bryostatin to work on these as well?

Paul Freiman: We believe we will.

Don Scifres: Okay.

Paul Freiman: We have enough material now to do all our clinical trial work. We’ve obtained more material from the National Cancer Institute. And as Charles said they are the repository of most of the world’s supply of bryostatin. And Blanchette Rockefeller Neurological Institute has an excellent working relationship with them. So we don’t anticipate a problem.

Charles Ramat: And (Don), this is Charles. I just wanted to add that with respect to Mount Sinai we really need miniscule amounts of bryostatin to conduct the tests we’re planning on the transgenic mice. And even going into the marketplace and buying the tiny amounts we (cost) would be very, very inexpensive. They’re the tiny amounts we need would be very inexpensive.

Don Scifres: Okay.

Operator: And our next question comes from Ann Funkey.

Ann Funkey: This is Ann Funkey. I wanted to know about the diagnostic aspect of the company. Is it anywhere close to commercialization?

Paul Freiman: This is Paul Freiman responding. It is a way from commercialization. Anywhere from probably one year, possibly even longer than that. And one of the things we’re looking at and working with the Blanchette Rockefeller Institute on is the upgrading of laboratories that are necessary to run these tests; validation of the trials.

But most importantly from a business standpoint you want to make sure that there’s a real market out there and we’re doing that as we talk with regard to marketing research studies, talking to physicians, (whether) acceptability of such a test and one of the questions that remains in all our minds is can you develop a test without a product?

In a sense you’re testing to see if Alzheimer’s might be present. What do you do about it? That’s why we’re developing a therapeutic agent. Ideally you’d have a companion diagnostic and therapeutic that would be available at the same time. We’re not in that position.

Ann Funkey: Do you have a prototype?

Paul Freiman: Yes it’s a skin test. It’s an actual biopsy, a punch biopsy of the skin where you pick up fibroblasts and start culturing them and doing various tests. So it isn’t a kit that you put on the screen. It’s a punch biopsy that physicians are familiar with and they would send the material to a central laboratory.

Ann Funkey: Has that been tested or proven to work accurately?

Paul Freiman: We’re not at that point yet. It’s in development. So even though a lot of testing has occurred, final testing certainly has not.

We believe by the way there’s about 142 patients that have been tested up to this point. And correlations have been reasonably good. But there’s a lot more work to do. It’s a complicated test.

Operator: Thank you and our next question comes from Leondard Samuels.

Leondard Samuels: Hi this is (Len) Samuels. I had heard that there was potential for compassionate use of the product. And I was wondering if there were compassionate use cases that you were going to be offering the product? And what kind of news can come out of compassionate use cases if so?

Charles Ramat: (Len) thank you for the question. It’s a very good question and the answer is yes. We do have compassionate use cases. Unfortunately FDA regulations prohibit us from commenting in any way on what the results of those compassionate use trials are.

But I would tell you that they are very educational for the company. We learn a lot from conducting them and we intend to continue requesting the FDA for approval to conduct additional compassionate use cases.

Leondard Samuels: Aren’t the compassionate use cases limited to Alzheimer’s disease? Or are compassionate use cases potentially valuable in something like Parkinson’s disease? Do you have an interest in compassionate use cases and alternative diagnoses?

Charles Ramat: Well it’s an interesting question. And the short answer is no. We are only limiting our compassionate use cases to severe Alzheimer’s patients. And that’s part of the criteria for why the FDA approves the compassionate use case. On the other hand there are indications that bryostatin can have efficacy in numerous neurodegenerative diseases that might include Parkinson’s, it might include a stroke, it might include TBI - traumatic brain injury, and many other things.

Given our limited resources and given how huge the Alzheimer’s need is, we are limiting ourselves at this time to studying Alzheimer’s, although our license with the Blanchette Rockefeller Institute covers all those other diseases and uses of bryostatin for those diseases as well.

The furthest we are venturing from staying on the straight and narrow with Alzheimer’s is as I’ve mentioned earlier the orphan diseases and the potential development of orphan drugs because we believe these are very similar to exactly what you might find in Alzheimer’s and perhaps a full blown case of Alzheimer’s that might affect a child for example in the case of Niemann-Pick disease with fatal results at an early age.

And the drug would be the same, a lot of the sciences the same, it would still be using the same bryostatin we use for Alzheimer’s. And developing orphan drugs for these diseases can be very, very lucrative. Companies are able to charge - we’ve heard of amounts of $100 to $500,000 per annum per patients; which insurance is required to cover. So you’re not gouging some poor patient who’s ill with this horrendous disease, but insurance covers it.

And it could be a very, very lucrative line of business for the company but it is very, very much related to all of the work, the science, the development of the science that we’re doing in Alzheimer’s.

Leondard Samuels: Thank you. Should I go back into queue if I have more questions, or just ask them?

Robert Weinstein: Why don’t you just ask them if they’re brief, please?

Leondard Samuels: Okay. Do you have available all the data from the prior work as an antineoplastic agent - all the pre-clinical; is everything available to you in terms of the - saving you additional work that has remained required since the time that the drug was studied for those indications?

Paul Freiman: Yes we have it from the National Cancer Institute. They’ve been open in sharing information with us. In fact the IND - investigational new drug application that precedes the clinical trials is based exactly on the NCI application.

So we have access to all that and they’ve been very kind to us in terms of supplying information. Basically I think the real strong thing that we’ve gotten out of that is that the drug appears to be relatively safe. And the doses that were applied for cancer are almost double and sometimes triple the doses that we’re looking at in terms of neurological disease.

And we’re seeing different effects - very positive effects from these lower doses. So we actually stepped in a treasure trove of information that normally a new drug would not have as a company starts its life.

Does that help you?

Leondard Samuels: Yes. Next question is the pharmacokinetics. I notice that you’re giving just the one dose and then you plan a multi-dose trial. In real use is this indication, this sounds to me like something that would probably be a long-term or continuous thing. What is the dose spacing interval in terms of pharmacokinetics before this thing goes below therapeutic targets?

Paul Freiman: Premature for you to ask that because that’s exactly what we’re doing in the Phase 2A trial. There really is a pharmacokinetic and safety trial and we’ll learn a lot from that. We’ve gotten hints from our compassionate use trial but they’re only hints. They’re not controlled studies.

So we’ll know a lot more I’d say after the first of the year when we announce the topline results of the single dose trial.

Operator: Thank you. And our next question comes from Clay Lebhar.

Clay Lebhar: Well hi gentlemen. Thank you very much. Every time I hear any kind of update it sounds extremely encouraging; which as an investor obviously I like. But I kind of wonder, you know, as I look at this fledgling stock and how it trades when maybe some of this kind of great news and great updates and great progress is going to much more significantly - in your judgment - make its way into the research community and the broader investment community.

And there’s not exact answer to this question. And I don’t know how much time you spend speaking to little research shops that are trying to figure out what your company is up too.

But when I invest and the case with other people, all the wondrous things we heard which seemed to be getting better. It sounded like we were investing at, you know, an all-time bargain price considering all the great prospects.

And now that it’s out there in the public domain, I just wonder when this kind of soaks into the marketplace in a more meaningful way.

Paul Freiman: Sure.

Clay Lebhar: That’s question one and then I have one other question.

Charles Ramat: Well I think your first question was plenty Clay so let’s deal with your first question...

Clay Lebhar: It’s a question with no exact answer but, you know...

Charles Ramat: No, I know but it merits a response. And it’s a very fair question. And I think the best way I could answer your question because I too was an investor who - and am an investor - who came in at about the same time you did. So I have many of the same questions myself.

And I would respond by saying I don’t believe our stock trading price is really reflective of a company that would have a more normalized trade. We did an APO; we did a reverse merger into a public (shell). We are public. We do undertake the obligations of public filings even though we’re not required to. And we have an extremely limited float where people buying or selling 10, 20, 30, $40,000 a day of stock can dramatically influence the price having nothing to do with the company’s results.

Now in the past year since that merger took place there hasn’t been a lot of announce-able results for the company because we’ve been ramping up to get to the point we are now. If you look at what’s happened just in the past 30 to 60 days, we’ve had several significant results.

We’ve had the commencement of our clinical trials, Phase 2; which is a milestone event for the company. We’ve had the orphan drug program initiated both with the Blanchette Rockefeller Institute and Fragile X and with one of the top researchers in the world, Dr. Yunus at the Icahn School of Medicine at Mount Sinai in New York.

We’ve signed an agreement with Dr. Paul Wender’s lab which was also announced at Stanford University to do research and basically we’ve licensed and control the world market in bryologs - some 30 or 40 synthetic variations of bryostatin; which may give us the opportunity to control the supply in the future when and if our science is proven.

And in addition to that we are hoping very soon to have all the approvals we need to start a multiple dose clinical trial. In addition we’re having this call; which is the first one the company is having. We haven’t had up to now.

Now we recognize the issue that you’re raising and we cannot run the business around what the stock price is or could or should be. But we have taken very dramatic steps towards improving our investor profile and getting the message out to the world exactly as you’ve suggested.

Number one you have to understand that there - as Paul said earlier there have been 100 companies who’ve - big and giant and small - that have gone into the Alzheimer’s field and have completely failed. And those have been attacking Alzheimer’s from the point of view of amyloid plaque or tau tangles. And I won’t repeat the information about that that Paul discussed earlier.

(Crosstalk)

Charles Ramat: Through Dr. Alkon and the Blanchette Rockefeller Institute a completely new science that we are developing which has a completely different thesis. That those may be results that are present but what really pauses the disease is a lack of PKCepsilon which hurts cognition.

And if you have an adequate amount of PKCepsilon in the brain then normal cognition returns, more than slowing the spread of Alzheimer’s we believe it may even be possible to recapture and reverse the disease. And recapture memories and motor skills that have been lost.

To use an analogy it’s like a cell phone that’s run out of charge and the cell phone’s completely dead. But once you plug it in again it recaptures everything that’s been lost. And there are enough neurons and passageways between the neurons that even if some have died during the Alzheimer’s disease progression, new pathways can be created through bryostatin that will have many of these memories, motor skills, cognitions return.

So we are really reaching and trying to move forward with the science of what is a revolutionary new technology that hasn’t really been tested before. And like all very new things that takes a lot of time and effort. It takes re-educating the scientific community. Recently there’s just been a paper published and we publically announced this also in the Journal of Alzheimer’s Disease speaking about some of the new science I’ve just articulated.

And we’ve created an advisory board which has some of the top clinicians in this field, in the country and in the world on it. It’s an international board precisely to get KOL’s - Key Opinion Leaders - around the world cognizant of what we’re doing.

Finally I’d like to answer your question by saying we have retained a top flight investor relations firm called RxIR Communications. And we are dealing with them; they’re doing a fantastic job. Just like we have this call today, this morning I was on a one hour live radio show dealing only with Alzheimer’s issues together with Dr. Alkon.

Paul was on CBS radio a short while ago. He was supposed to do a one minute segment, they like what he did so well they’re now going to run it as 11 different one minute segments throughout the country. We are working - we’ve been speaking to reporters.

We’d love to see an article in the New York Times tomorrow, but unfortunately their key reporter doesn’t cover microcaps. Nevertheless they are following us and looking for an excuse to write about us.

We have a program to attend numerous medical conferences throughout the world and we are attempting to get Dr. Alkon to be a keynote speaker at some of those conferences.

So I believe we are on a very, very exciting path and I tell you the same thing I tell myself as an investor and that is be patient with us because if we succeed in what we are trying to do it will be revolutionary.

Clay Lebhar: Well look, you’re covering lots of bases and I’m not anxious to sell my stock in the near future. I’m very impressed with all the bases that you just mentioned that you’re covering in terms of getting out there in various formats and various communities and really letting people know what you’re up to. So you really can’t do more than that.

The last thing is when we invested the test we got the sense that this test for the disease would be something that could be developed relatively rapidly, not in a month or two, and a relatively short period of time there might be a viable commercially usable test for Alzheimer’s. And when I hear about it now it just sounds like the time frame on that might have stretched out for probably very good reasons, but stretched out from the flavor that I was getting in the initial investment period.

Charles Ramat: I think there was more optimism if you will at the very beginning about time frames. We really feel there’s a very good product there. And it needs the proper development. I’ve been in this business, (Clay) for over 50 years and the one thing that you really can’t shortstop is the regulatory process that you have to go through.

I’ve likened it to a ballet - I mean when you’re in a ballet company you have to dance certain steps. Some people do it better, some people do it worse. But the steps are pretty much the same. And we’ve got to go through those steps before we can reach Nirvana.

And I wasn’t around when initial discussions were held, but I can tell you that we’re moving as well as can and as fast as we can. And as a businessman I want to be darn sure that there is enough of a market out there for us to continue to spend the limited resources that we have going forward.

So we are in the process of really gaining information. Dan Alkon and his group in Rockville, Maryland have done an excellent job in upgrading their laboratory and validating tests. I mean I couldn’t be more complimentary about what they’ve done. But there’s still a reasonable amount of work that needs to be done.

Clay Lebhar: So it’s probably a year or two at least before you have a viable test?

Paul Freiman: I wouldn’t say before we have a viable test, before we have a commercial test.

Clay Lebhar: A commercial test. And the timing of finishing this Phase 2A trial - you might have said it and I missed it but when do you think...

Paul Freiman: We’ve (laid) that we’ll have both the single and multiple dose done by the next summer.

Clay Lebhar: Okay. And if that’s successful in a meaningful statistically significant way do you think at that point it is likely - this is just a guess - that you have a number of major potential buyers for the company knocking on the door because that’s going to be so meaningful? Or do you think it’s going to take more research for people to pull out their checkbooks?

Paul Freiman: Total speculation - everything depends on the data. If the data is good and I use good without capitals on it, we probably will have to move into the next phase which is Phase 2B. And we’re planning to run about 100 patient trials. And that trial is called a proof of concept trial. And it’s more likely that success in 100 patients unless there’s absolutely success in the first 40 patients or 50 patients; it’s more likely that the Phase 2B trial would be the trigger.

But in the land of the blind the one-eyed man is king, you know, so it would appear to me that everything is result driven. If the results are really outstanding, you know, we show a big separation from placebo, I think we’ll start conversations with companies. Where they lead to we don’t know. But from a personal - and Charles and I can say this from a personal standpoint - our current thinking is that it’s unlikely that if the drug is really good that we would be carrying it into Phase 3 even though it’s an option.

And the reason I say that is the cost of Phase 3’s are immense and they’re quite long. And the Pfizers and Mercks of this world are more likely to pick up those sorts of costs than we are.

Clay Lebhar: All right well thank you gentlemen very much, appreciate it.

Paul Freiman: You’re welcome.

Charles Ramat: Thank you.

Operator: And our next question comes from (Cole Terdeep).

(Cole Terdeep): Hello gentlemen. I’m following up on the diagnostics question. When we were all investing we had seen significant amount of statistical data on the analysis of the fibroblast and correlations of patients who had passed away with Alzheimer’s etc. And it seemed like you guys were right on the edge of being able to, you know, launch the service. Obviously you would have to develop a laboratory, capable of building it, etc.

Now it sounds like you guys are a little hesitant in the length of time it’s going to take go from what we were told and what might be commercial service. Am I missing something? Or where there steps that we just didn’t understand - would be the quiet (password) we were told?

Paul Freiman: I honestly don’t know exactly what was said but we’ve learned more about the development of the product. And it needs more work. It needs to be validated. You’re picking up fibroblast cells and correlating them to findings in autopsies. And I think we need more numbers there to flesh that out, the validation is not complete.

And the testing...

(Cole Terdeep): So if I may ask, how long does the validation phase for doing this correlation take?

Charles Ramat: Well (Cole) rather than going into the detail of the exact science involved which we’d be happy to do with you offline but this is really an investor call more than a scientific call. I would like to say that the company’s main line of business is to find the therapeutic for Alzheimer’s and we are working as quickly as we can on that.

We’ve added the orphan drugs because it’s a fairly inexpensive way of having the potential of adding another very, very lucrative line of business to the company. The diagnostic - one of the things that we are analyzing right now aside from the science, is if it were finished would there be a market, would anyone buy it?

We have issues for example that it’s pretty clear to us that there would not be insurance reimbursement for the cost of the test. Would we have to lose money for many, many years giving the test away for free to get it accepted? And the fact that we have a different view of science in Alzheimer’s than what the traditional and the failed approaches to Alzheimer’s have been, if we had a diagnostic based on that how quickly would the scientific community with practitioners, with doctors develop it?

So while I have no doubt that we could develop a diagnostic within the timeframes discussed, then I remember one of the public filings we did a long time ago - forgive me it’s not at my fingertips - but we said it would be some time in 2015, this was when Paul and I were not Co-Chairman or Co-CEO’s of the company.

I do believe that a market analysis at this point; which is not to say we don’t think it’s worthwhile and not to say we won’t be progressing with it but the fact that we’re revisiting it now is because of the realities of budgets, cash, how best to deploy our funds and where we would get the best result for all our investors.

(Cole Terdeep): Got it. I appreciate that, thanks for the clarity. One more question.

(Crosstalk)

Charles Ramat: Yes.

(Cole Terdeep): One more question if I may. In the process as you go through your Phase 2A and your compassionate trials etc. and look for the efficacy or look for the, you know, response of the various patients etc., when do you actually get into determining the dosage, the appropriate dosage needed for arresting, you know, Alzheimer’s? Or is that part of that phase or is it coming...

(Crosstalk)

Charles Ramat: That is part of that Phase, (Cal), and that is a question similar to one that was asked earlier. We’re really learning the dosing as we go. That’s why these trials are being run. They provide information as well as treat patients. And that information is not static. It’s adaptive if you will to the real world. You can’t translate what you learn in rats and mice to people. So the only way to find out is to put it in people.

And that’s what we’re doing now. So we’ll have a much clearer answer come next summer.

Paul Freiman: It is (Cole) also one of the benefits of conducting compassionate use trials because we have the flexibility to learn a lot about dosing there as well.

Operator: Thank you. And our next question comes from Tucker Andersen with Above All Advisors.

Tucker Andersen: Couple of questions. First just a clarification. You talked about the supplies of bryostatin and the synthetic supplies that you were getting access to. But it wasn’t clear to me if there are other people who are demanding it and if part of this is you are in competition with other people. I’m not sure why there’s still uses of this being done in early cancer tests and things like that.

Paul Freiman: No it’s not being used in early cancer tests. And there is no competition at the moment. We signed the agreement with Stanford University for bryologs in some ways to learn how these drugs work. We would like to develop them going forward, but also as protection - they’re patented drugs. And that gives us excellent protection against incursions by third parties.

Tucker Andersen: Okay thank you. That’s very helpful. The other area of questioning is you talked about limited resources in a couple different contexts and I wasn’t sure how much of the discussion of limited resources that you were referring simply to financial resources or are there other bandwidth limitations in terms of your researchers and the intellectual (graph) and things like that.

Paul Freiman: No, it’s the money.

Tucker Andersen: (For a fact).

Paul Freiman: Even though people call biotechnology a scientific industry it’s a financial industry. Without the cash you can’t do the science.

Tucker Andersen: So if that is the case then in fact when you’re looking at your financial (gating) and the resources you have now in terms of a next round - the stock price in fact and your success in your efforts to help people understand the potential here - because it’s very important as you approach the next financing day.

Paul Freiman: Yes. We totally are cognizant of that and are doing everything we think we can reasonably do to try to get our message out to people.

Tucker Andersen: Oh it’s not a criticism at all. I just want to make sure I understood that was the case.

Paul Freiman: No, no, we’re not thin-skinned believe me. We weren’t taking it as a criticism, I just wanted you to know we’re totally cognizant and we are trying to do everything to get our message out. And we’re prepared to speak to individual investors. We are, you know, I’ve answered that before. But we have an entire investor relations program totally independent of everything we do to be running the company day to day.

Hey Tucker, Charles and I joined at the hip on this one, we have gun will travel. We’ll see anybody anywhere, anytime. Okay?

Tucker Andersen: Well I’ve tried to get some of my friends to share my enthusiasm since there is public stock available.

Charles Ramat: So have them call us.

Tucker Andersen: Will do.

Paul Freiman: Thank you.

Operator: And our next question comes from Dawna Paton with ASO Partners.

Dawna Paton: Yes, good afternoon gentlemen and thanks so much for your updates. Very, very helpful.

Paul Freiman: Hi (Donna).

Dawna Paton: Hi. I have a question, another question about the diagnostic. And clearly that’s been a theme for some of us because there was in fact a flavor about a year ago feeling that, you know, at least there would be a diagnostic. You know, even if the cure sort of “cure” didn’t work.

And it seems as though I’m hearing you say as you’re answering people’s questions today that it’s more business reasons that you’re not moving forward and that it requires more resources, etc. etc. as opposed to clinical reasons like it doesn’t work or it’s not that accurate or whatever.

And so I guess what I’m confused about is that you’re talking about market research you’re conducting with physicians and clinicians, trying to understand whether people would buy this or not. Why weren’t you asking these questions a year ago and this is not a criticism, I’m just trying to understand better.

Paul Freiman: You know, neither of us were here a year ago in the positions we’re in. I was an investor and were I you I might be asking the same question. But I can tell you lest you think we’ve walked away from the diagnostic, the company has invested $2 million in the past 12 months into the diagnostic. And that included paying the Blanchette Rockefeller Institute for their continued study and testing, trying to bring their laboratory up to what’s known as a CLEO Lab standard; which is what is required to be able to commercialize the test.

And we haven’t walked away from it. But I think as prudent business people, the world is not a static place. And things change. We had no clue a year ago that the FDA would approve us to start multiple dose trials. In a normal course we might do a single dose for a year, spend a huge amount of money on it, have to wait for those results and then go back to the FDA and ask for a multiple dose which might take another year.

We’re getting them both done hopefully almost simultaneously because the FDA after viewing what we’re doing has accepted the position that they want to encourage us to move quicker and go forward. So they’ve given us that kind of permission. The world changes, we do need a lot more money for the multiple dose trial that we did before.

If we had another 10 million buck in the bank I could tell you probably without a doubt we would be continuing full speed on the diagnostic because it’s a very elegant test. The science that the Rockefeller Institute has put together is quite impressive. But as management we have to make decisions. We’re not saying it’s coming down to one or the other but we are trying to do as prudent and as good a job as we can in maximizing the result to our investors for the cash that’s on hand.

Dawna Paton: Okay so it sounds like a prioritization of financial capital resources which certainly makes sense.

(Crosstalk)

Paul Freiman: That’s the way you run a business.

Dawna Paton: No, no I understand that. What threw me was the market research center saying whether there’s a market or not. I’m just a little surprised that you would be thinking about that now as opposed to last year. And also there are a number of early stage companies that are working on purely a diagnostic. So I suspect there is a market.

Paul Freiman: I think you’re correct that there are many companies working on a diagnostic. Part of our research is also taking a look at the marketplace and what’s going on. And I think you’re right and that’s all part of what goes into our decision process. I’ve run numerous public and private companies. Several with values in the billions of dollars and I can tell you any company that remains completely static on a business plan for 12 months and doesn’t react to circumstances as they occur is not a company geared to succeed.

So we’ve had some excellent developments in other areas and we’re reacting to them as best we can.

Dawna Paton: Thank you very much. Thanks, that’s very helpful.

Paul Freiman: You’re welcome.

Charles Ramat: Thanks (Donna).

Operator: And that is all the time that we have for our question-and-answer session. At this time I would like to turn the call back over to management for any additional or closing remarks.

Paul Freiman: Yes this is Paul Freiman and because Charles and I are “Co” on everything here we are joined at the hip. So I’m going to let you have a few thoughts and then Charles will too.

So I have to tell you that we’ve been in this CEO position, Co-CEO position for a little more than a month. And I think a lot has occurred in that period of time. And I’m personally pleased with our recent progress. Our relationship with the Blanchette Rockefeller Neurological Institute which is really one important key to our success is at its most productive level.

Neurotrope has acted as a virtual company to make the best use of our resources. However we can now feel we’re at a stage that requires us having an office where professionals can interact on a daily basis. Accordingly we’re establishing our headquarters in a rent-efficient space located in the reconstruction area of downtown Newark, New Jersey.

The new team intends to keep open lines of communication with our investors and I think this conference call is a real sign and symbol of where our heads are at.

So let me turn this over to Charles for his remarks, please.

Charles Ramat: Many of you have called or asked about Rule 144 and how that applies and when it might apply. In that regard while the company’s been a voluntary filer of certain disclosure documents we now intend to become a fully reporting company under the SEC’s 34 Act and that will facilitate the use of Rule 144 for resale’s of restricted securities held by some of our investors after the one year holding period. And that expires on August 29 in just a few days.

To make the process easier for our investors we’ve decided that the company will provide to its transfer agent an appropriate legal opinion to cover these transactions so that each individual investor will not need to engage their own attorney to do so.

Having said that on behalf of Paul, myself, Robert Weinstein, we’d like to thank you very much for your time and your patience today. We greatly appreciate your investment and your confidence in our company and your continued support. We look forward to providing updates on our continued progress and we are very appreciative of the opportunity to have had this call and to continue communicating our message.

Thank you very much.

Paul Freiman: Thank you.

Operator: And this will conclude today’s conference. We thank you for your participation.

END